Exhibit 1.02

FIRST AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Executive Employment Agreement (hereafter referred to as this “Agreement”) is made by Domino’s Pizza LLC, a Michigan limited liability company (the “Company”) and Harry J. Silverman (the “Executive”) as of the 18th day of October, 2005 (the “Effective Date”), amending that certain Amended and Restated Employment Agreement between the parties dated as of January 1, 2005 (the “2005 Agreement”).

RECITALS

WHEREAS, the Executive has expressed a desire to retire from the position of Executive Vice President and Chief Financial Officer of the Company and of Domino’s Pizza, Inc., as well as his positions as director, manager or officer of the Company’s affiliates, effective November 1, 2005 but remain an employee of the Company until December 31, 2005 in accordance with the 2005 Agreement.

WHEREAS, the Company and the Executive wish to amend the 2005 Agreement in order to provide for a proper transition from Executive Vice President and Chief Financial Officer to employee of the Company.

AGREEMENT

NOW, THEREFORE, for valid consideration received, the parties agree as follows:

1. Section 3.1 of the 2005 Agreement is hereby deleted in its entirety and replaced with the following:

3.1. Offices. During the Term, the Executive shall serve the Company as its Chief Financial Officer until a successor (the “New CFO”) Chief Financial Officer is appointed by the Board of Directors of the Company. If the New CFO is appointed before the expiration of the Term, the Executive shall resign from the position of Executive Vice President of Finance and Chief Financial Officer of the Company as well as his positions as director, manager or officer of the Company’s affiliates, at the time of the appointment of the New CFO to these positions but the Executive shall continue as an employee of Domino’s Pizza LLC through the end of the Term. During the Term, the Executive shall have such duties and responsibilities consistent with the Executive’s position as Chief Financial Officer and, as from time to time, prescribed by the Chief Executive Officer of the Company (“CEO”).

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA LLC

	By:	/s/ David A. Brandon
	Name:	David A. Brandon
	Title:	Chief Executive Officer

THE EXECUTIVE:	/s/ Harry J. Silverman
	Name:	Harry J. Silverman
	Title:	Executive Vice President and Chief Financial Officer

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